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                                                             Exhibit 10.1


                             RETIREMENT AGREEMENT

     Sara Lee Corporation (the "Company") and Donald J. Franceschini (the "Executive") enter into this Retirement Agreement (the "Agreement") which was received by the Executive on the 13th day of November, 1997, signed by the Executive on the 17th day of November, 1997, and is effective on the 4th day of December, 1997 (the "Effective Date").


                             W I T N E S S E T H:


     WHEREAS, Executive is employed by the Company as a Vice-Chairman and serves on its Board of Directors;

     WHEREAS, Executive has decided to retire from his employment with the Company on December 31, 1997 (the "Retirement Date") and resign from the Company's Board of Directors and as an officer of the Company on December 4, 1997;

     WHEREAS, Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of, or are in any way related to, Executive's employment with the Company, the conclusion of that employment.

     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the parties agree as follows:

     1. CONTINUED EMPLOYMENT. Until his retirement at the close of business on the Retirement Date, and subject to the provisions of this Agreement, Executive shall continue to receive the same compensation and benefits he presently receives. Subsequent to the Retirement Date, Executive has agreed to provide consulting services to the Company pursuant to a Consulting Agreement between Executive and the Company dated November 17, 1997 (the "Consulting Agreement").

     2. RETIREMENT DATE. Executive agrees to resign from the Board of Directors and as an officer of the Company on December 4, 1997. Executive further agrees to retire from his employment and all appointments he holds with the Company and its affiliates effective at the close of business on the Retirement Date.

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     3.   SHORT-TERM BONUS.  Executive shall receive for the Company's 1998 fiscal year a bonus in an amount not to exceed $250,000 under the Short-Term (Annual) Bonus Plan of the Company (the "Bonus Plan") less applicable withholding and other customary payroll deductions; and for the Company's 1999 fiscal year, 33.3% of his otherwise payable bonus under the Bonus Plan, less applicable withholdings and other customary payroll deductions. The actual amount of the bonuses shall be determined in accordance with the performance objectives contained in the Bonus Plan. The bonuses payments provided for in this Paragraph 3 shall be in lieu of, not in addition to, all bonuses payable to Executive and shall be paid to Executive on the same date on which active participants under the Bonus Plan are paid bonuses for the applicable bonus periods.

     4. RECEIPT OF BENEFITS UPON DEATH. In the event of Executive's death during the period commencing on the Retirement Date and ending on October 31, 2000 (the "Post-Retirement Period"), the Short-Term Bonuses referred to in Paragraph 3, and any awards under the LTPIP and the AGIP referred to in Subparagraphs 7(b) and 7(c), to the extent unpaid, shall be payable to Executive's designated beneficiary or, if none, to his estate and, except to the extent benefits contemplated herein are provided by their terms to Executive's heirs and beneficiaries, the Company shall have no further obligations to Executive's beneficiaries under this Agreement.

     5. RECEIPT OF OTHER COMPENSATION. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement and for his services under the Consulting Agreement, he is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive's employment with the Company and its affiliates prior to the Retirement Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its affiliates, and as of and after the Retirement Date, except as provided herein, he will not be eligible to participate in any of the benefit plans of the Company or any of its affiliates, including, without limitation, the Company's Consolidated Pension and Retirement Plan, Employee Stock Ownership Plan ("ESOP"), 401(k) Supplemental Savings Plan, stock purchase plan, travel accident insurance, personal accident insurance, accidental death and dismemberment insurance and short-term and long-term disability insurance. Executive will be entitled to receive benefits which are vested and accrued prior to the Retirement Date pursuant to the employee benefit plans of the Company. The Company shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive's employment on or before the Retirement Date, but not previously reimbursed, provided the Company's policies of documentation and approval are satisfied.

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     6.   NON-QUALIFIED SUPPLEMENTAL ESOP AND RETIREMENT PLAN BENEFITS.
Executive shall continue to accrue credited service and benefits as if he had remained employed by the Company through the Post-Retirement Period with respect to the non-qualified supplemental ESOP, and pension benefits under the Sara Lee Corporation Supplemental Benefit Plan (based solely on (i) the payments paid to Executive under the Consulting Agreement and (ii) the Short-Term (Annual) Bonus payments pursuant to Paragraph 3 hereunder and all such payments shall be used to determine accrued benefits during the Post-Retirement Period). Distributions from the Company's retirement plans and ESOP shall be made in accordance with the terms and conditions of such plans, as such plans are in effect from time to time.

     7.   STOCK OPTIONS, LTPIP AND AGIP.

     (a) Executive shall not be granted any and shall not be entitled to receive any new stock options after the Retirement Date. Except with respect to Executive's option to purchase 225,000 shares of the Company's common stock (at an exercise price of $41.06 per share) granted to Executive on August 28, 1997 (the "Project 2000 Stock Option"), Executive's existing stock options will continue to vest in accordance with their vesting schedules. With respect to the Project 2000 Stock Option, 100,000 of the option shares shall be eligible for vesting in accordance with the terms and conditions of the Project 2000 Stock Option. The remaining Project 2000 Stock Options (125,000 shares) and the Project 2000 award of 20,000 shares of restricted common stock are canceled and are of no further force or effect. As of October 31, 1998, Executive shall be treated as a retired participant under the Company's stock option plans. From and after November 1, 1998, Executive shall not be eligible to be issued replacement stock options upon exercise of any options held by him.

     (b) Subject to the determination of the Compensation and Employee Benefits Committee of the Company's Board of Directors (the "Committee"), Executive shall be entitled to awards or PRO RATA awards under the Company's Long-Term Performance Incentive Plan ("LTPIP") as follows: Executive shall receive (i) for the 96-98 LTPIP, an award of up to 15,000 shares with the actual award based upon Executive's performance measures (with no reduction for Executive's retirement prior to the end of the Company's 1998 fiscal year) as established by the Committee (ii) for the 97-99 LTPIP, up to 5,056 shares with the actual award calculated in accordance with the corporate performance measures established by the Committee for the 97-99 LTPIP; and
(iii) for the 98-00 LTPIP, up to 4,444 shares with the actual award calculated in accordance with the corporate performance measures established by the Committee for the 98-00 LTPIP. The Company shall recommend to the Committee that Executive receive such awards under the LTPIP. Executive shall not be entitled to any other award under the LTPIP other than those set forth herein.

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     (c)  Executive has been granted 36,800 restricted shares of the Company's common stock under the Accelerated Growth Incentive Plan ("AGIP"). Executive shall be eligible for consideration of a distribution of 32,648 shares in 1999 pursuant to the provisions of the AGIP. Any distributions of shares made in 1999 shall be made at the sole discretion of the Committee in accordance with the terms of AGIP related to retired participants as amended from time to time. The Company shall recommend to the Committee that Executive receive a distribution of 32,648 shares under AGIP.

     8. HEALTH INSURANCE CONTINUATION, UNIVERSAL LIFE. After the Retirement Date Executive will be entitled to participate in the Company's group health insurance benefit plan for retirees. The Company further agrees to provide Universal Life insurance benefits equal to three times Executives current base salary until October 31, 1998. As of November 1, 1998, the Company shall provide Universal Life insurance benefits equal to one times Executive's current base salary.

     9. AUTOMOBILE. Executive may continue to use the automobile provided to him by the Company during the Post-Retirement Period in accordance with the terms of the Company's leased executive automobile policy until the earlier of the end of the Post-Retirement Period or the expiration of the automobile's current lease term. Executive shall have the option to purchase the automobile at any time pursuant to the terms of the Company's executive automobile policy.

     10. RELOCATION EXPENSES. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive in relocating (out of state) his principal residence in Chicago, Illinois upon the Company's receipt of appropriate documentation of such expenses. The Company also will reimburse Executive for up to, but no more than, $150,000 of the net loss, if any, to Executive from the sale of Executive's principal residence in Chicago, with such loss measured by the amount by which the cost basis of the residence at the time of sale exceeds the sale price.

     11. OTHER BENEFITS. Executive will be entitled to the following benefits throughout the Post-Retirement Period (a) luncheon club dues (b) fulfillment of any matching grant obligations under the Company's Matching Grants Program,
(c) the Personal Financial Counseling Program for Senior Corporation Officers and (d) any other benefits customarily provided to retired employee directors.

     12. NON-SOLICITATION AND NON-COMPETITION. In consideration for receiving the payments called for hereunder, Executive agrees that during the Post-Retirement Period Executive:

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     (a)  will not, without the prior written consent of Company, alone, or in association with others, solicit on behalf of Executive, or any other person, firm, corporation or entity, any employee of the Company, or any of its operating divisions, subsidiaries or affiliates, for employment with a Competing Business (as defined below). For purposes of this Agreement and to avoid any ambiguity, Company and Executive agree that it will be presumed that Executive solicited an employee of the Company if such employee commences work with a Competing Business within one (1) year after Executive becomes employed by an investor of or affiliated with such Competing Business; and

     (b) will not, without the prior written consent of Company, directly or indirectly counsel or advise (with or without pay) or be employed by, or otherwise engage or participate in any Competing Business; and

     (c) For purposes of this Agreement a "Competing Business" means Best Form, Fila, Fruit of the Loom, Golden Lady, Jockey, Kayser Roth, Levi Strauss, Maidenform, Nike, Reebok, Russell Corporation, Starter Corporation, Triumph, Tultex Corporation, VF Corporation, Wacoal and Warnaco Group, Inc. or any of their respective parents, subsidiaries, affiliates, successors or assigns.


     13. CONFIDENTIALITY. At all times hereafter, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company, and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless specifically requested by or agreed to in writing by an executive officer of the Company.

     14.  TERMINATION OF PAYMENTS.

     (a) In the event of a breach of Paragraph 12 or 13 hereof by Executive, the Company shall have the right to immediately discontinue any remaining payments and other obligations of the Company to Executive during the remaining Post-Retirement Period (except for the payment of vested and accrued pension benefits under applicable Company employee benefit plans and any payments due Executive under any deferred compensation plan of the Company) and the Post-Retirement Period shall thereupon cease.

     (b) If the Company pursues a claim for actual damages for a breach of Paragraphs 12 or 13 by Executive, any award will first be offset by any monies remaining owed to the Executive under this Agreement.

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     15.  RELEASE.

     (a) Executive on behalf of himself, his heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release, acquit and forever discharge the Company and any affiliates, successors, assigns and past, present and future directors, officers, employees, trustees and shareholders from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date thereof, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, any claims arising out of or in any way related to Executive's employment with or service to the Company or its affiliates and the conclusion thereof, which Executive, or any of his heirs, executors, administrators and assigns and affiliates and agents ever had, now has or at any time hereafter may have, own or hold against the Company or any affiliates, legal representatives, successors and assigns, past, present and future directors, officers, employees, trustees and shareholders. Executive acknowledges that in exchange for this release, the Company is providing Executive with a total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. To the maximum extent permitted by law, Executive agrees that he will not commence any action or proceeding of any nature whatsoever, and that he will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, that arises out of the matters released by Executive under this Agreement.

     (B) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE COMPANY FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. Section 621 ("ADEA"). EXECUTIVE FURTHER AGREES (A) THAT EXECUTIVE'S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER'S BENEFIT PROTECTION ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE PAYMENTS AND OTHER BENEFITS CALLED FOR IN THIS AGREEMENT WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH PAYMENTS AND BENEFITS WOULD NOT HAVE BEEN PROVIDED HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS

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RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST
TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZED THAT FOLLOWING EXECUTIVE'S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT HIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE.

     (c) To the maximum extent permitted by law, Executive agrees that he will not commence any action or proceeding of any nature whatsoever, and that he will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, that arises out of the matters released by Executive under this Agreement.

     16.  DISPUTE RESOLUTION.

     (a) In the event of any dispute under this Agreement between the parties (other than pursuant to Paragraph 19 below), the party who has the claim under this Agreement shall give the other party reasonable notice and, except in an emergency situation, a reasonable opportunity to cure. The party who has the claim agrees to promptly submit such dispute to binding arbitration. The arbitration hearing shall be completed within ninety (90) days of the first to occur of the notice referred to above or submission to arbitration if no such notice is given.

     (b) Such arbitration shall be conducted in accordance with this Agreement and, where not inconsistent, the appropriate commercial arbitration rules of the American Arbitration Association (the "AAA"), and shall be held in Chicago, Illinois, at such location within Chicago as shall be determined by the AAA. Each side shall name one arbitrator. The two arbitrators shall select a third arbitrator either by mutual agreement or from a list submitted by the AAA in accordance with AAA rules. The arbitrators shall permit reasonable discovery in accordance with the Federal Rules of Civil Procedure and the Local Rules of the U.S. District Court for the Northern District of Illinois. The arbitrators shall make written findings of fact and conclusions of law reflecting the appropriate substantive law. The decision of the arbitrators shall be rendered within 30 days of the close of the arbitration hearing and shall be final and binding. The parties shall pay their own expenses of arbitration and legal fees, and the expenses of the arbitrators and the AAA shall be equally shared; provided, however, that if, in the opinion of the arbitrators, any claim under this Agreement or any defense in objection thereto was unreasonable, the arbitrator may assess, as part of their award, all or any part of the arbitration expenses (including reasonable attorneys' fees of the other party

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and arbitrators' fees under the standards and law applicable under Rules 11 and
37 of the Federal Rules of Civil Procedure) against the party raising such unreasonable claim, defense or objection.

     (c) In any arbitration proceeding pursuant to this Paragraph 16, this Agreement shall be governed as to all matters, including validity, construction and performance, by the laws of the State of Illinois, except as superseded by the laws of the United States.

     (d) The parties agree that any attempt to avoid arbitration by instituting procedures in any other forum except as provided in Paragraph 19 will constitute a material breach of this Agreement and will cause irreparable harm to the other party, including but not limited to disrupting business and incurring legal expenses, thereby requiring an immediate judicial order to return the cause to arbitration and terminate any other proceedings. Judicial orders to enforce the arbitration provisions of this Agreement and otherwise in aid of arbitration may be entered by the federal and state courts located in Cook County, Illinois, at any time prior to or after a final decision by the arbitrators, and the parties hereby submit to personal jurisdiction in the State of Illinois and to venue in such courts.

     17. EXECUTIVE'S UNDERSTANDING. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had opportunity to confer with Executive's attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representatives or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

     18. NON-RELIANCE. Executive represents to the Company and the Company represents to Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

     19. BREACH OF AGREEMENT. Executive and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 12 or 13 and agree that in event of actual or threatened breach or violation of such provisions the Company shall be awarded injunctive relief in the federal or state courts located in Cook County, Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security and without first complying with the provisions of Paragraph 16, and such right to injunctive relief shall be in addition to any other right available under this Agreement.

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     20.  SEVERABILITY OF PROVISIONS. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

     21. NOTICE. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

                    To Executive at:
                    1430 North Lake Shore Drive
                    Apartment 16
                    Chicago, Illinois  60610

                    with a copy to:
                    Richard L. Menson
                    Gardner, Carton & Douglas
                    321 N. Clark Street, Suite 3300
                    Chicago, IL 60610

                    To the Company at:

                    Sara Lee Corporation
                    Three First National Plaza
                    Chicago, Illinois  60602-4260
                    Attention:  General Counsel

     22. INDEMNIFICATION OF EXECUTIVE. Notwithstanding any provisions of any Company policy and in addition to any Company policy, the Company shall indemnify Executive to the extent that he is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission by Executive in the course of the performance of his duties as a director, officer or employee of the Company, to the maximum extent permitted by the Maryland General Corporation Law as now or hereinafter in effect and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding. Nothing herein shall be construed to entitle Executive to

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indemnification or payment or reimbursement of expenses for any action by the
Company to enforce the terms of this Agreement, except as provided in Section 16(b) above.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DONALD J. FRANCESCHINI             SARA LEE CORPORATION


/s/ Donald J. Franceschini         By: /s/ Gary C. Grom
---------------------------            -------------------------
Donald J. Franceschini
                                   Name:   Gary C. Grom
                                   Title:  SVP Human Resources














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